Exhibit 10.8

Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

NORTH AMERICA BLACK MASS &

REFINED PRODUCTS ALLOCATION AGREEMENT

THIS NORTH AMERICA BLACK MASS & REFINED PRODUCTS ALLOCATION AGREEMENT (the “Agreement”) is made as of March 25, 2024 (the “Execution Date”),

AMONG	Li-Cycle Holdings Corp. a corporation organized under the laws of the Province of Ontario, Hereinafter called “Li-Cycle”

AND	Li-Cycle U.S. Inc. a corporation organized under the laws of the State of Delaware, Hereinafter called “North America Seller”

AND	Li-Cycle Inc. a corporation organized under the laws of the State of Delaware, Hereinafter called “SpokeCo”

AND

Li-Cycle North America Hub, Inc.

a corporation organized under the laws of the Province of Ontario, Hereinafter called “HubCo”, and together with Li-Cycle, North America Seller, SpokeCo and HubCo, collectively, the “Li-Cycle Parties”

AND	Traxys North America LLC a limited liability company organized under the laws of the State of Delaware, Hereinafter called “Traxys”

AND	Glencore Ltd. a corporation organized under the laws of Switzerland, Hereinafter called “Glencore” (each a “Party” and collectively the Parties”)

RECITALS:

WHEREAS Li-Cycle, through its proprietary Spoke & Hub TechnologiesTM: (i) processes lithium-ion battery manufacturing scrap and other lithium-ion battery materials (including cathode scrap, jelly rolls, electrode stacks and waste/recall batteries) at its Spokes to produce Black Mass and other intermediate products; and (ii) intends to further process such Black Mass at its Rochester Hub to produce end products, including lithium carbonate, nickel sulphate and cobalt sulphate;

AND WHEREAS pursuant to the Black Mass—Amended and Restated Marketing, Logistics and Working Capital Agreement dated as of December 15, 2021 and the related Assignment and Assumption Agreement dated July 1, 2023 (collectively, as amended from time to time, the “Traxys Black Mass Agreement”), North America Seller is required to sell to Traxys for a specified term 100% of the production of Black Mass from its North American Spokes that it determines (in its sole discretion) is not required for internal purposes at the Rochester Hub or an other commercial Hub that may be developed by North America Seller in the future (the “Traxys Black Mass Commitment”);

AND WHEREAS pursuant to the Refined Products – Amended and Restated Marketing, Logistics and Working Capital Agreement dated as of December 15, 2021 and the related Assignment, Assumption and Joinder Agreement dated July 1, 2023 (collectively, as amended from time to time, the “Traxys Refined Products Agreement”), North America Seller is required to sell to Traxys for a specified term 100% of the production of Lithium Carbonate, Nickel Sulphate, Cobalt Sulphate, Manganese Carbonate and Graphite Concentrate (collectively, the “Refined Products”) from its Rochester Hub (the “Traxys Refined Products Commitment”);

AND WHEREAS the Traxys Black Mass Agreement and the Traxys Refined Products Agreement provide that Traxys shall be the off-taker and take title to the Black Mass and the Refined Products as principal and shall sell such Black Mass and Refined Products to its third-party end customers (“Customers”) on a global basis, and that Traxys shall receive certain specified marketing fees (ranging from 3% to 5% of the customer final price, depending on the applicable product) and is reimbursed for certain transaction costs in connection with the purchase, transportation, transactional financing and sale of the products to its Customers;

AND WHEREAS pursuant to the Traxys Commercial Agreements, North America Seller keeps Traxys apprised of the expected volumes of Black Mass and Refined Products available for sale, and Traxys keeps North America Seller apprised of the terms and conditions, contracts and agreements between Traxys and its Customers covering the on-sale of Black Mass and Refined Products, acting in full transparency with one another, with a view to maximizing sales of and revenues from such products;

AND WHEREAS Li-Cycle, North America Seller and certain of their affiliates have entered into a series of commercial agreements with Glencore, including: (i) the Master Commercial Agreement dated May 31, 2022 (the “Master Agreement”), (ii) the Black Mass Offtake Agreement dated May 31, 2022 (the “Black Mass Offtake Agreement”), (ii) the End Products Offtake Agreement dated May 31, 2022 (the “End Products Offtake Agreement”), (iii) the By-Products Offtake Agreement dated May 31, 2022 (as amended on October 22, 2022, and by a waiver letter dated July 11, 2023) (the “By-Products Offtake Agreement”), and (iv) the Assignment and Assumption Agreement dated July 1, 2023;

AND WHEREAS Li-Cycle proposes to issue and Glencore proposes to purchase $75 million in original principal amount of Convertible Senior Secured Notes (the “Notes”) under a Notes Purchase Agreement dated on or about the date hereof (the “Notes Purchase Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS

Wherever used in this Agreement, the following terms shall have the respective meanings set forth below:

“AAA” means the American Arbitration Association.

“Affiliate” means, with respect to any specified Person or entity, any other Person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, and “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or entity.

“Applicable Law” means all applicable federal, provincial, territorial, state, national, regional and local laws (statutory or common), ordinances (including zoning and mineral removal ordinances), regulations, grants, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature (including environmental laws and any applicable securities laws or regulations, and any applicable rules of any stock exchange, imposing disclosure requirements), and the term “applicable” with respect to such laws and in a context that refers to one or more Persons, means such laws as are applicable to such Person or its business, undertaking, property or securities.

“Black Mass” means unrefined “black mass” product, containing (among other things) lithium, cobalt and nickel material.

“Business Day” means any day on which banks are open for business in Toronto, Ontario and New York, New York.

“Buyer” means, as applicable, Glencore or any Affiliate thereof designated by Glencore to act as a Buyer of End Products.

“Person” has the meaning set forth in Section 13.1.

“Traxys Commercial Agreements” means, collectively, the Traxys Black Mass Agreement and the Traxys Refined Products Agreement.

2.	CLOSED LOOP OBJECTIVES

[XXX]

3.	BLACK MASS ALLOCATION TO GLENCORE

a) Quarterly Forecast

The Parties specifically acknowledge and agree that (as set out in Section 1 of the Traxys Black Mass Agreement) all decisions concerning Spoke operations and the timing and quantity of Black Mass available for sale shall be made by the North America Seller, in its sole and absolute discretion. Specifically, North America Seller may determine that some or all of its Black Mass production may be required for internal purposes (including inventory build, commissioning and start-up of commercial production at the Rochester Hub), thus reducing the quantity of Black Mass available for sale to third parties.

At least three months prior to the start of each calendar year (i.e., by October 1, 2024 in respect of 2025), and at least [XXX] prior to the start of each quarter, beginning with the third calendar quarter of 2024 (each a “Quarterly Forecast”), North America Seller shall advise each of Traxys and Glencore of the volume and specifications of Black Mass expected to be: (a) produced, (b) required for internal purposes, and (c) available for sale to third parties, quarterly, on a rolling 12-month basis.

b) Black Mass Allocation

The Parties agree that, from and after the Execution Date, of the volume of Black Mass available for sale by North America Seller, 50% shall be allocated by North America Seller to Glencore, on the terms set forth below:

i.

Traxys Terms: As between Traxys and Li-Cycle, Traxys shall waive its rights to such Black Mass under the terms of the Traxys Black Mass Agreement solely to permit Li-Cycle to sell such Black Mass directly to Glencore, provided that Traxys shall be entitled to a marketing fee equal to [XXX] for such Black Mass. For this purpose, [XXX]. For greater certainty, Li-Cycle shall not require any services from Traxys in relation to such sales, and there shall be no transaction costs incurred by Traxys or billed to Li-Cycle in relation to such sales.

ii.

Glencore Terms: As between Li-Cycle and Glencore, such Black Mass shall be considered “Glencore Committed Black Mass” under the terms of the Black Mass Offtake Agreement, and Li-Cycle and Glencore shall enter into separate “Black Mass Sale Agreements” with respect to such Black Mass under the terms of the Black Mass Offtake Agreement. As between Li-Cycle and Glencore, for the purposes of the Black Mass Offtake Agreement, Glencore agrees that North America Seller shall pay Glencore (or its applicable affiliate) a marketing fee equal to [XXX] for such Black Mass, and such fee shall be deemed to be the “Black Mass Marketing Fee” for the purposes of such sales only.

iii.

Delivery Shortfalls: In the event of any shortfall for any reason in the volume of Black Mass available for sale or delivery by North America Seller, such shortfall shall be allocated between Traxys and Glencore on a 50-50 basis.

iv.

Payment of Marketing Fees: Within [XXX] following the end of each month during the Term, North America Seller shall prepare and submit a report to Traxys (the “Black Mass Monthly Report”), setting forth the Black Mass sold to Glencore or other applicable Buyer during such month (if any) and setting forth the calculation of the marketing fees payable to Traxys on such Black Mass sales (including any adjustments to determine the Customer Final Price in accordance with Section 3(b)(i) above). The Black Mass Monthly Report shall also set forth any reconciliations to preliminary and final payments that affect the marketing fees payable to Traxys, upon which adjustments to such marketing fee payable to Traxys shall be made. Traxys, through its third party auditors, may (no more than once a year) audit, confirm and validate the details of the Black Mass Monthly Report (and may inspect any records pertaining thereto), and Li-Cycle and Glencore shall cooperate therewith, subject to the execution of a customary confidentiality agreement with each of Li-Cycle and Glencore.

v.

Allocation of Pending Commitments: The Parties acknowledge that Li-Cycle and Traxys have entered into a letter agreement dated February 23, 2024, pursuant to which Traxys has provided a limited one-time waiver to permit North America Seller to sell certain inventory directly to third-party customers, subject to Traxys being paid its customary marketing fee of [XXX] (in accordance with the terms of the Traxys Black Mass Agreement). For greater certainty, such materials shall be excluded from the allocation hereunder and Li-Cycle shall advise each of Traxys and Glencore once such sales have been completed. As of the Execution Date, Traxys and Li-Cycle have no other pending commitments for the sale of Black Mass.

4.	REFINED PRODUCTS ALLOCATION TO GLENCORE

a) Quarterly Forecast

The Parties specifically acknowledge and agree that all decisions concerning Hub operations and the timing and quantity of Refined Products available for sale shall be made by the North America Seller, in its sole and absolute discretion. Li-Cycle shall keep each of Traxys and Glencore apprised of the progress of development of the Rochester Hub project with a view to providing Traxys and Glencore with information on certain Refined Products that may be available for sale during the Term (i.e., specifically, Lithium Carbonate, Graphite Concentrate and, if applicable, Nickel Sulphate, Cobalt Sulphate, and Manganese Carbonate).

From and after the start of commissioning of the Rochester Hub, at least three months prior to the start of each calendar year, and at least [XXX] prior to the start of each calendar quarter, North America Seller shall advise each of Traxys and Glencore of the volume and specifications of such Refined Products expected to be: (a) produced, and (b) available for sale, quarterly, on a rolling 12-month period (or such other basis as may be agreed by the Parties).

b) Allocation to Glencore

The Parties agree that, from and after the Execution Date, of the volume of each of the Refined Products available for sale by North America Seller, 50% shall be allocated by North America Seller to Glencore, on the terms set forth below:

i.

Traxys Terms: As between Traxys and Li-Cycle, Traxys shall waive its rights to such Refined Products under the terms of the Traxys Refined Products Agreement solely to permit Li-Cycle to sell such Refined Products directly to Glencore, provided that Traxys shall be entitled to a marketing fee (equal to [XXX]) for such Refined Products. For this purpose, [XXX]. For greater certainty, Li-Cycle shall not require any services from Traxys in relation to such sales, and there shall be no transaction costs incurred by Traxys or billed to Li-Cycle in relation to such sales.

ii.

Glencore Terms: As between Li-Cycle and Glencore, the Refined Products allocated to Glencore hereunder (other than Graphite Concentrate) shall be considered “Glencore Committed End Products” under the terms of the End Products Offtake Agreement, and Li-Cycle and Glencore shall enter into separate “End Products Sale Agreements” with respect to such Refined Products under the terms of the End Products Offtake Agreement. As between Li-Cycle and Glencore, for the purposes of the End Products Offtake Agreement, Glencore agrees that North America Seller shall pay Glencore (or its applicable affiliate) a marketing fee equal to [XXX] for such Refined Products, and such fee shall be considered to be the “End Products Marketing Fee” for the purposes of such sales only. As between Li-Cycle and Glencore, the Graphite Concentrate allocated to Glencore hereunder shall be considered “Surplus By-Products” under the terms of the By-Products Offtake Agreement and the material commercial terms for the sale and purchase of such Graphite Concentrate shall be determined pursuant to Section 6.1.4 (Graphite Concentrate) of the By-Products Off-Take Agreement.

iii.

Delivery Shortfalls: In the event of any shortfall for any reason in the volume of Refined Products available for sale or delivery by North America Seller, such shortfall shall be allocated between Traxys and Glencore on a 50-50 basis.

iv.

Payment of Marketing Fees: Within [XXX] following the end of each month during the Term, North America Seller shall prepare and submit a report to Traxys (the “Refined Products Monthly Report”), setting forth the volume of Refined Products sold to Glencore or other applicable Buyer during such month (if any) and setting forth the calculation of the marketing fees payable to Traxys on such Refined Products sales (including any adjustments to determine the Customer Final Price in accordance with Section 4(b)(i) above). The Refined Products Monthly Report shall also set forth any reconciliations to preliminary and final payments that affect the marketing fees payable to Traxys, upon which adjustments to such marketing fee payable to Traxys shall be made. Traxys, through its third party auditors, may (no more than once a year) audit, confirm and validate the details of the Refined Products Monthly Report (and may inspect any records pertaining thereto), and Li-Cycle and Glencore shall cooperate therewith, subject to the execution of a customary confidentiality agreement with each of Li-Cycle and Glencore.

v.

Allocation of Pending Commitments: The Parties acknowledge that Li-Cycle and Traxys have entered into certain agreements with LG Energy Solution, Ltd. and LG Chem, Ltd. covering the sale of Nickel Sulphate. For greater certainty, such materials shall be included in determining the volume of Refined Products available for sale in the applicable period after the Execution Date, and shall be deemed to have been allocated to Traxys. As of the Execution Date, Traxys and Li-Cycle have no other pending commitments for the sale of Refined Products.

5.	TERM AND TERMINATION

The term of this Agreement begins on the Execution Date and continues for the duration of the Traxys Commercial Agreements, unless earlier terminated by mutual agreement of the Parties.

6.	SUCCESSION AND ASSIGNMENT/NO THIRD-PARTY BENEFICIARY RIGHTS

No Party may assign this Agreement or its rights or obligations hereunder, either in whole or in part, without the express written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

Except as expressly set out herein, this Agreement is for the benefit of the Parties and their respective successors and permitted assigns only and shall not be construed to create beneficiary rights in any other person and is not intended to confer any benefits upon, or create any rights in favour of, any person or entity other than the Parties.

7.	MODIFICATION, WAIVER

No modification or waiver of this Agreement or any right or obligation of any Party shall be binding upon such Party unless it is in writing and signed by an officer thereof. No waiver by a party of any of delay, fault or breach shall be deemed a waiver of any other delay, default or breach.

8.	FURTHER ASSURANCES

Each Party shall at all times hereinafter, do and execute or cause to be made, done or executed all such acts, instruments, assurances and writings whatsoever as may be reasonable to perform or give effect to this Agreement.

9.	SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Laws. However, if any provision of this Agreement shall be held to be invalid or prohibited under Applicable Laws, such provision shall be ineffective only to the extent of such invalidity or prohibition without affecting the validity of the remainder of such provision or the remaining provisions of this Agreement, which shall remain in full force and effect.

10.	NOTICES

10.1	All notices and other required or permitted communications (each a “Notice”) under this Agreement shall be in writing and shall be addressed as follows:

(a)	If to Glencore:

Glencore Ltd.

330 Madison Ave.

New York, New York

10017

U.S.A.

Attention: Kunal Sinha

Email: kunal.sinha@glencore-us.com

Attention: Legal Department

Email: legalnotices@glencore-us.com

(b)	If to Traxys:

Traxys North America LLC

299 Park Ave., 38th Fl.

New York, New York

10171

U.S.A.

Attention: Alan Docter

Email: alan.docter@traxys.com

Attention: Cobalt Trading

Email: trafficcobalt@traxys.com

Attention: Legal Department

Email: legalnotices@traxys.com

(c)	If to all or any of the Li-Cycle Parties:

Li-Cycle Holdings Corp.

207 Queen’s Quay West

Suite 590

Toronto, Ontario

M5J 1A7

Canada

Attention: Ajay Kochhar, Chief Executive Officer

Email: Ajay.Kochhar@li-cycle.com

Attention: Legal Department

Email: legalnotices@li-cycle.com

10.2	All Notices shall be given:

(a)	by electronic communication, capable of producing a printed transmission; or

(b)	by national or international courier service, as applicable.

10.3

All Notices (including electronic communication) shall be effective and shall be deemed given on the first date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next Business Day following receipt. Any change of address may be made by Notice to the other Parties.

11.	GOVERNING LAW

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, U.S.A., without regard to its principle of conflicts of interest.

12.	DISPUTE RESOLUTION

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules then in effect, by a panel of arbitrators. Each of Li-Cycle, Traxys and Glencore (in such capacity, the “Disputing Parties” and each of them individually, a “Disputing Party”) shall select one arbitrator. Where there are two Disputing Parties involved in a controversy or claim, then the two appointed arbitrators shall appoint a third arbitrator, for a panel of three. Where there are three Disputing Parties involved in controversy or claim, then the three appointed arbitrators shall appoint two additional arbitrators, for a panel of five. The arbitration shall take place in the City of New York, New York. Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing, as follows: (i) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated; (ii) depositions of all party witnesses; and (iii) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure. The arbitral panel shall be required to provide in writing to the Parties the basis for the award or order of such arbitral panel, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Any award from any such arbitration proceeding may be entered as a judgment in any court of competent jurisdiction. Each Party shall bear its own costs in connection with any arbitration hereunder. Nothing herein shall prevent a Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as is necessary to protect such Party’s rights.

13.	COMPLIANCE WITH LAWS

13.1

Each Party warrants, represents and undertakes to the other that, in connection with this Agreement, it, its Affiliates and its and their directors, officers, and to its knowledge, employees, agents, representatives and any other Person acting on its or their behalf:

13.1.1

have complied with, and, except as may be required by Applicable Laws (including the Foreign Extraterritorial Measures Act (Canada) and any orders issued thereunder), will comply with, all Applicable Laws including, without limitation, Applicable Laws pertaining to sanctions, anti-bribery, anti- corruption and anti-money laundering, in each case in all material respects; and

13.1.2

have not authorized, offered, promised, paid or otherwise given, and will not authorize, offer, promise, pay or otherwise give, whether directly or indirectly, any financial or other advantage to or for the use or benefit of any public official or any private individual (i) for the purpose of inducing or rewarding that Person’s improper performance of their relevant function in breach of applicable anti-bribery law, or (ii) in a manner that would otherwise constitute a breach of any Applicable Law.

13.2

Each of the other Parties may, in its sole discretion, report any concerns relating to the conduct of Glencore in connection with the Commercial Agreements that breaches Glencore’s Code of Conduct or underlying policies to its contacts at Glencore or through Glencore’s “Raising Concerns Programme”, details of which are available at https://glencore.raisingconcerns.org/.

14.	SANCTIONS

14.1	Each Party represents and warrants to the other Party as at the Execution Date and throughout Term that:

14.1.1

neither it nor any of its subsidiaries (collectively, the “Company”) or any of its or their respective directors, senior executives or officers, or to the knowledge of the Company, any Person on whose behalf the Company is acting in connection with the subject matter of any of such Commercial Agreement, is an individual or entity (“Person”) that is, or is 50% or more owned or controlled by, a Person or Persons that is the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Departments of State or Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Switzerland or Canada (collectively, “Sanctions”) or based, organized or resident in a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the Execution Date, Crimea, Cuba, so-called Donetsk People’s Republic, Iran, so-called Luhansk People’s Republic, North Korea and Syria) (a “Sanctioned Country”) (collectively, a “Sanctioned Person”);

14.1.2

no Sanctioned Person has any beneficial or other property interest in any of the Commercial Agreements nor will have any participation in or derive any other financial or economic benefit from any of the Commercial Agreements; and

14.1.3

except as may be required by Applicable Law (including but not limited to the Foreign Extraterritorial Measures Act (Canada) and any orders issued thereunder), it will not use, or make available, material or funds (as applicable) provided by the other party in terms of any of the Commercial Agreements (i) to fund or facilitate any activities or business of, with or involving any Sanctioned Country or Sanctioned Person in breach of Sanctions, or (ii) in any manner that would result in a violation of Sanctions, or (iii) for any activities or business that could reasonably result in the designation of the other Party as a Sanctioned Person (“Sanctionable Activity”).

14.2

A Party will not be in breach of this Section in respect of a Sanctioned Person where the relevant Sanctions are exclusively sectoral sanctions, meaning any Sanctions that do not freeze or block the assets and/or economic resources of a Person or comprehensively freeze or block making available funds or economic resources to such Person, but merely restrict the ability of certain individuals or entities to access financing or export or import equipment, goods, technology or services, including, for the, avoidance of doubt, the Sanctions imposed under the Sectoral Sanctions Identification List maintained by OFAC (“Sectoral Sanctions”) and where the relevant activity or business is permitted by those Sectoral Sanctions.

14.3

If a Party becomes a Sanctioned Person (or if a Party has breached or will breach this Section) (the “Defaulting Party”), then the other Party (the “Non-Defaulting Party”) may (without incurring any liability of any nature whatsoever) terminate or suspend all (but not less than all) of the Commercial Agreements with immediate effect by notice to the Defaulting Party or take any other action it reasonably deems necessary in order for the Non-Defaulting Party to comply with applicable Sanctions or avoid Sanctionable Activity. The Defaulting Party shall be liable for any and all direct costs, liabilities and expenses whatsoever incurred by the Non-Defaulting Party due to the Non-Defaulting Party exercising its rights under this Section except to the extent that a court of competent jurisdiction has determined in a final judgement that the Defaulting Party was not properly a Sanctioned Person and/or did not breach this Section. Any exercise by the Non-Defaulting Party of its right under this Section shall be without prejudice to any other rights or remedies of the Non-Defaulting Party under this Agreement.

15.	COUNTERPARTS AND ELECTRONIC EXECUTION

This Agreement may be executed in a number of counterparts, and it shall not be necessary for the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Counterparts maybe delivered by electronic transmission and the Parties adopt any signatures so received as original signatures of the Parties.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Execution Date.

LI-CYCLE HOLDINGS CORP.

By:
Ajay Kochhar, Chief Executive Officer

LI-CYCLE U.S. INC.

By:
Tim Johnston, Director

LI-CYCLE INC.

By:
Tim Johnston, Director

LI-CYCLE NORTH AMERICA HUB, INC.

By:
Tim Johnston, Director

TRAXYS NORTH AMERICA LLC

By:
Mark Kristoff, CEO

GLENCORE LTD.

By:
Kunal Sinha, Head of Recycling